UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                                 Commission File Number 0-10213

                          FORM 12b-25

                  NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F
               [X] Form 10-Q  [ ] Form N-SAR

For the Period Ended:    June 28, 1998

[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:

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Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

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If the notification relates to a portion of the filing check above, identify the Item(s) to which notification relates:

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PART I -- REGISTRANT INFORMATION
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Full name of registrant: FAST FOOD OPERATORS, INC.
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Former name if applicable:    N/A
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Address of principal executive office
     (Street and number):               42-40 Bell Boulevard
City, State and Zip Code:               Bayside, New York 11361
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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)



[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date: and

[ ]  (c) The accountant's statement or other exhibit required by
     Rule 12b-25  has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company requires additional time to complete the report, as the personnel responsible for the report's preparation had until only recently been engaged, almost exclusively, in preparing the Company's preliminary proxy statement, filed July 29, 1998 with the Commission.
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Lewis E. Topper        718               229-1113
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           (Name)          (Area Code)      (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 3B of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report (s).

                                        [X]  Yes  [ ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [X]  Yes  [ ]  No


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

For the first six months of fiscal 1997, the Company reported net income of $59,710. For the first six months of fiscal 1998, the Company expects to report net income in the low six figure range.

                    FAST FOOD OPERATORS, INC.
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          (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 11, 1998         By: /s/ Lewis E. Topper
                                  -------------------
                                  Name:      Lewis E. Topper
                                  Title:     President

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                           ATTENTION

Intention misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

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